Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 29, 2021, with respect to the financial statements of IonQ, Inc. included in the Proxy Statement of dMY Technology Group, Inc. III that is made a part of the Registration Statement (Form S-4) and Prospectus of dMY Technology Group, Inc. III for the registration of 152,268,021 shares of its Class A common stock.

/s/ Ernst & Young LLP

Tysons, Virginia

March 29, 2021